SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.





         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 30, 1998



                          FIRST AMERICAN RAILWAYS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



  NEVADA                         33-14751-D                     87-0443800
 (STATE OF                     (COMMISSION FILE                (IRS EMPLOYER
 INCORPORATION)                       NUMBER)                  IDENTIFICATION
                                                               NUMBER)



                  3700 NORTH 29TH AVENUE, SUITE 202, HOLLYWOOD,
    FLORIDA 33020 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE REGISTRANT)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (954) 920-0606





          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS

         On March 27, 1998, Charles E. Bradshaw, Jr. resigned as a director of the Company. In addition, effective March 1, 1998, Glenn P. Michael resigned as a Director of the Company.

         At a meeting of the Board of Directors held March 4, 1998, Mr. Robert
C. Vanderclute and Mrs. Laraine Frahm were elected to the Board of Directors. Mr. Vanderclute has 30 years experience in the railroad transportation industry. He is Vice President of Parsons Brinkerhoff Quade & Douglas, Inc. ("PB") an engineering consulting company, where he serves as program area manager for railroads. Prior to joining PB in 1997, Mr. Vanderclute was employed by Amtrak for 25 years, most recently as Vice President of Operations. Mrs. Frahm has 23 years experience in the tour-excursion industry and is the founder and owner of Suncoast Representation Services, Inc., in 1980, a tour operator in Orlando, Florida, specializing in the tour-excursion, tourist attraction ticketing, computerized hotel reservation, and convention and meeting planning aspects of the tour-excursion industry.

         Effective April 13, 1998, Loretta A. Murphy will join the Company's management team as Vice President, Secretary, Treasurer and Chief Financial Officer, replacing Donald P. Cumming who resigned from the Company effective April 8, 1998, to pursue other interests. Ms. Murphy is a Certified Public Accountant with 14 years of experience in public accounting. From 1992 to 1998, Ms. Murphy has been the Vice President, Treasurer and Chief Financial Officer of Total World Telecommunications, Inc., a publicly-held telecommunications company.

         On April 1, 1998, The Nasdaq Stock Market, Inc. ("Nasdaq") notified the Company that it no longer met the minimum requirements for continued listing on the Nasdaq SmallCap Market as a result of the Company's net tangible assets falling below $2 million and the stock price falling below $1.00 per share. The staff of the Nasdaq is currently reviewing the Company's eligibility for continued listing. In the event that the Nasdaq staff determines that the Company is deficient for continued listing, the Company's stock will be delisted by the Nasdaq.

ITEM 9.  SALE OF EQUITY SECURITIES PURSUANT TO REGULATION S.

Private Offering

         On March 30, 1998, the Company sold in a Private Offering (the "Offering") 66,000 shares of common stock pursuant to Regulation S. In addition, 619 warrants were issued to International Capital Growth, Ltd., the Company's Placement Agent in the Offering, as partial compensation to the Placement Agent. These securities were sold for a total consideration of $24,750. The total underwriting commission paid on these shares was approximately $2,475 along with a non-accountable expense allowance of approximately $495. These securities were sold for cash to the following persons:

         1.       Boel AS
         2.       Intergalactic Growth Fund, Inc.
         3.       Morgan Steel Limited

         With respect to the foregoing, the Company has sold all of the foregoing securities in reliance upon Regulation S and only to persons who are non-"U.S. Persons" in an "offshore transaction" as defined in Regulation S. An additional $41,389.25 (before underwriting commissions and expenses) was raised from U.S. investors.

HEC Asset Management GmbH Investment Agreement

         On March 30, 1998, the Company entered into an Investment Agreement with HEC Asset Management GmbH ("HEC") wherein HEC agreed to purchase an aggregate of 4,000,000 shares of the Company's common stock, at $.25 per share, for a total purchase price of $1,000,000. HEC purchased 2,000,000 shares for $500,000 on March 31, 1998 and agreed to purchase an additional 2,000,000 shares for $500,000 on or before April 9, 1998. The Investment Agreement provides for
(i) the Company to register such shares within 60 days, (ii) an anti dilution provision protection for future sales of shares by the Company, (iii) the reduction of the conversion price of the Company's Notes currently held by HEC to $.75 per share, and (iv) the placement of an HEC representative on the Board of Directors of the Company. The Investment Agreement was arranged by the Company's Placement Agent, International Capital Growth, Ltd.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          FIRST AMERICAN RAILWAYS, INC.




DATE: APRIL 13, 1998                      BY: /S/ ALLEN C. HARPER
                                             --------------------
                                          ALLEN C. HARPER, CHAIRMAN
                                          OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER



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